THE B.F.GOODRICH COMPANY
            EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (Dollars in millions, except per share amounts)



                                                     Three months ended June 30,      Six months ended June 30,
                                                     ---------------------------      -------------------------
                                                         1996            1995             1996           1995
                                                     ------------   ------------    ------------     ------------
PRIMARY EARNINGS PER SHARE:

  Number of Shares:
  Average number of shares outstanding                 53,363,119     51,796,430      53,039,427        51,696,382
  Effect of dilutive stock options                        609,510        211,556         599,083           150,690
                                                     ------------   ------------    ------------      ------------
  Total average number of common and common
    equivalent shares outstanding                      53,972,629     52,007,986      53,638,510        51,847,072
                                                     ============   ============    ============      ============

  Income:
  Net income                                         $       37.9   $       44.3    $       57.8      $       61.9
  Dividends on preferred stock                                -             (2.0)            -                (3.9)
                                                     ------------   ------------    ------------      ------------
  Net income applicable to common stock              $       37.9   $       42.3    $       57.8      $       58.0
                                                     ============   ============    ============      ============


  Net income per share                               $       0.70   $       0.81    $       1.08      $       1.12
                                                     ============   ============    ============      ============


FULLY DILUTED EARNINGS PER SHARE:

  Number of Shares:
  Average number of common shares
    outstanding from above                             53,363,119     51,796,430      53,039,427        51,696,382
  Effect of dilutive stock options -
    based on the treasury method using
    last day's market price, if higher
    than average market price                             609,589        343,288         599,338           345,372
  Average number of shares of Common
    Stock issuable if Convertible Preferred
    Stock was converted                                        -       3,999,600              -          3,999,600
                                                      -----------   ------------    ------------     -------------
  Total average number of common and common
    equivalent shares outstanding                      53,972,708     56,139,318      53,638,765        56,041,354
                                                      ===========   ============    ============     =============

  Income:
  Net income                                          $      37.9   $       44.3    $       57.8     $        61.9
  Dividends on preferred stock                                -             (2.0)            -                (3.9)
  Restore dividend on Convertible
    Preferred Stock                                           -              2.0             -                 3.9
                                                      -----------   ------------    ------------     -------------
  Net income applicable to common stock               $      37.9   $       44.3    $       57.8     $        61.9
                                                      ===========   ============    ============     =============


  Net income per share                                $      0.70   $       0.79    $       1.08     $        1.10
                                                      ===========   ============    ============     =============